Exhibit (a)(5)(ii)

Western Asset Managed Municipals Fund Inc. Announces Preliminary Results of Issuer Tender Offer for Auction Rate Preferred Stock

New York, NY (March 2, 2015) — Western Asset Managed Municipals Fund Inc. (the “Fund”) (NYSE: MMU) announced today the expiration and preliminary results for its issuer tender offer for up to 100% of its outstanding Municipal Auction Rate Cumulative Preferred Stock, Series M, Series T, Series W, Series Th and Series F (“ARPS”) at a price equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the termination date of the tender offer. The Fund’s tender offer expired on Friday, February 27, 2015 at 5:00 p.m. New York City time. All shares that were validly tendered and not withdrawn during the offering period have been preliminarily accepted for payment.

Based upon current information, the Fund has preliminarily accepted for payment approximately 1,871 Series M ARPS, approximately 1,717 Series T ARPS, approximately 1,710 Series W ARPS, approximately 1,466 Series Th ARPS and approximately 1,939 Series F ARPS, which represent approximately 93.55% of outstanding Series M ARPS, approximately 85.85% of outstanding Series T ARPS, approximately 85.50% of outstanding Series W ARPS, approximately 73.30% of outstanding Series Th ARPS, and approximately 96.95% of outstanding Series F ARPS. In aggregate, the Fund has preliminarily accepted for payment approximately 8,703 ARPS, which represent approximately 87.03% of its outstanding ARPS. This number is subject to adjustment and should not be considered final. It is anticipated that payment for such shares will be made on or about March 4, 2015. ARPS that were not tendered will remain outstanding. Completion of the tender offer is conditioned upon the closing of the proposed private offering of new preferred stock (the “New Preferred Stock”) with an aggregate liquidation preference at least equal to the aggregate liquidation preference of ARPS accepted in the tender offer, as set forth in the Fund’s offer to purchase and related letter of transmittal. The Fund currently intends to replace any leverage associated with the tendered ARPS with the New Preferred Stock.

Any questions about the tender offer can be directed to Deutsche Bank Trust Company Americas, the information agent for the tender offer, at (877) 843-9767.

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Western Asset Managed Municipals Fund Inc. is a non-diversified, closed-end management investment company. The Fund seeks to maximize current income exempt from regular federal income tax as is consistent with preservation of principal. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, an affiliate of the investment manager. Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Western Asset Management Company and Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

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